Exhibit 99.1

            VESTA INSURANCE COMPLETES CAPITAL ALLOCATION INITIATIVES

                    CLOSES SALE OF LIFE INSURANCE OPERATIONS

        BIRMINGHAM, Ala., Sept. 30 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that as part of its strategy to optimize capital allocation and improve returns, it has completed the sale of its life insurance operations, American Founders Life, to a U.S. subsidiary of Sagicor Financial Corporation, a Barbados-based financial services group.

        As previously announced, proceeds from the sale of these life insurance operations are approximately $57.5 million cash before transaction costs, and will result in an estimated statutory gain of approximately $23.0 million for Vesta Fire Insurance Corporation, Vesta's primary property-casualty subsidiary.

        "The sale of our life insurance operations is the final step in our capital evaluation and allocation review that we began less than a year ago," said Norman W. Gayle, III, President and CEO. "This transaction follows the sale of our remaining stake in Affirmative Insurance Holdings and the sale of the renewal rights in three of our multi-line states that we announced on September 22, 2005. Together, these transactions have generated approximately $160.0 million of proceeds, resulting in increased statutory capital and surplus and decreased premium writings.

        "The completion of this capital evaluation and allocation program refocuses our business plan toward higher margin lines in order to deliver improved, sustainable profitability. We are now well-positioned to execute our strategy of providing dependable service focused on residential property in targeted states. We believe that the successful execution of this strategy will enable us to create long-term value for our shareholders and other constituents," concluded Mr. Gayle.

        The Company noted that on an annual basis, it expects net written premiums to be approximately $170.0 million, with 85% of those coming from Vesta's property business and the balance coming from its standard auto business in West Virginia and Hawaii.

        About Vesta Insurance Group, Inc.

        Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

        Additional Information and Where to Find It

        This press release may be deemed to be solicitation material in respect of the election of directors at the 2005 annual meeting. In connection with that meeting, the Company intends to file with the Securities and Exchange Commission
(SEC) a proxy statement regarding the election of directors at the annual meeting. Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the stockholders of the Company seeking their approval of the election of directors. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Vesta Insurance Group, Attention: Investor Relations, 3760 River Run Drive, Birmingham, Alabama 35243 or by telephone at 205-970-7000.

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        Participants in Solicitation

        The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the annual meeting. Information about the Company's directors and executive officers and their ownership of the Company's common stock was included in the Company's proxy statement for its 2004 annual meeting, which was filed with the SEC on April 29, 2004 and Form 4 Beneficial Ownership reports filed subsequently on behalf of such persons. Additional information about the interests of the Company's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

        Forward-Looking Statements

        This press release contains forward-looking statements, including the estimated statutory gain on the sale of the company's life insurance operations and the Company's expectations of enhancing shareholder value. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, higher than expected losses in the business lines into which the new capital will be deployed; adverse development on previously incurred losses and other uncertainties, all of which are difficult to predict and some of which are beyond the Company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             09/30/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations, +1-205-970-7030, or CLambert@vesta.com /
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.vesta.com/